United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☒	Soliciting Material Pursuant to §240.14a-12

MORGAN STANLEY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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A Message Regarding the 2006 Shareholders Meeting

Morgan Stanley’s 2006 annual shareholders meeting will be held at 9:00 a.m. local time on April 4th at our Retail Brokerage headquarters in Purchase, NY. Our shareholders will elect our directors and vote on ratification of the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2006. They also will vote on three Firm-sponsored proposals to amend Morgan Stanley’s certificate of incorporation to accelerate the declassification of the Board of Directors, to eliminate the provision requiring plurality voting for directors and to eliminate certain supermajority voting requirements. They also will consider shareholder proposals to elect directors by majority vote, to adopt simple majority voting in the certificate of incorporation and bylaws and to adopt a severance policy for senior executives.

Our Board of Directors recommends that shareholders vote “FOR” the director nominees, auditor ratification and the three Firm-sponsored proposals to amend the certificate of incorporation. The Board also recommends that shareholders vote “AGAINST” the three shareholder proposals. The Board’s rationale for these recommendations is set forth in the Firm’s proxy statement.

If you hold shares in the Firm’s employee plans, you will receive your proxy materials and voting instructions via e-mail. The method of voting is via website or telephone; if you want to vote using a proxy card, you can request one.

If you also hold shares in a brokerage account or in your own name, you will receive a different proxy card(s) to vote those shares. Please be sure to vote those shares separately from (and in addition to) your employee plan shares. Please read the voting instructions on each card.

Thank you for your continued support of and investment in Morgan Stanley.

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Please read the proxy statement; it contains important information. You may obtain a free copy of the proxy statement and Morgan Stanley’s annual, quarterly and current reports at either www.sec.gov or www.morganstanley.com. Morgan Stanley’s directors, officers and employees may solicit proxies. Information regarding their interests can be found in the proxy statement.

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